Exhibit 99.1

SEVENTY SEVEN ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share data)

	Successor
	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$37,080	$48,654
Accounts receivable, net of allowance for doubtful accounts of $94 and $59 at March 31, 2017 and December 31, 2016, respectively	142,195	99,530
Inventory	17,789	12,935
Prepaid expenses and other	13,147	14,414
Total current assets	210,211	175,533
Property and equipment
Property and equipment, at cost	824,519	813,291
Less: accumulated depreciation	(110,344)	(71,977)
Property and equipment held for sale, net	8,226	8,226
Total property and equipment, net	722,401	749,540
Other long-term assets
Deferred financing costs	1,070	1,132
Other	22,706	22,345
Total other long-term assets	23,776	23,477
Total assets	$956,388	$948,550
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,554	$15,590
Current portion of long-term debt	5,000	5,000
Other current liabilities	55,346	49,776
Total current liabilities	88,900	70,366
Long-term debt, less current maturities	427,077	425,212
Other long-term liabilities	1,722	1,724
Total liabilities	517,699	497,302
Commitments and contingencies (see Note 11)
Stockholders' equity:
Successor common stock, par value $.01; authorized 90,000,000 shares with 23,913,439 and 22,353,536 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	239	224
Additional paid-in capital	532,726	514,583
Accumulated deficit	(94,276)	(63,559)
Total stockholders' equity	438,689	451,248
Total liabilities and stockholders' equity	$956,388	$948,550

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1

SEVENTY SEVEN ENERGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Successor	Predecessor
	Three Months Ended March 31,	Three Months Ended March 31,
	2017	2016
Revenues:
Revenues	$189,969	$155,361
Operating Expenses:
Operating costs	150,870	106,960
Depreciation and amortization	38,742	69,645
General and administrative	21,504	22,262
Gains on sales of property and equipment, net	(1,154)	(450)
Impairments and other	—	305
Total operating costs and expenses	209,962	198,722
Operating loss	(19,993)	(43,361)
Other income (expense):
Interest expense	(11,762)	(25,279)
Other	1,249	1,003
Reorganization items, net (Note 5)	(211)	—
Total other expense	(10,724)	(24,276)
Loss before income taxes	(30,717)	(67,637)
Income tax benefit	-	(8,074)
Net loss	$(30,717)	$(59,563)

Net loss per common share:
Basic	$(1.33)	$(1.09)
Diluted	$(1.33)	$(1.09)
Weighted average number of common shares outstanding:
Basic	23,162	54,492
Diluted	23,162	54,492

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

SEVENTY SEVEN ENERGY INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(unaudited, in thousands)

	Common Stock		Additional
	Number of		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2016 (Successor)	22,354	$224	$514,583	$(63,559)	451,248
Net loss	—	—	—	(30,717)	(30,717)
Shares issued for warrants exercised	1,496	14	18,093	—	18,107
Stock-based compensation	63	1	50	—	51
Balance, March 31, 2017 (Successor)	23,913	$239	$532,726	$(94,276)	$438,689

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

SEVENTY SEVEN ENERGY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Successor	Predecessor
	Three Months Ended March 31,	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(30,717)	$(59,563)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	38,742	69,645
Accretion of discount on term loans	3,115	—
Accretion of discount on note receivable	(416)	—
Amortization of deferred financing costs	62	1,241
Net gain on asset disposals	(1,154)	(450)
Impairment and other	—	305
Provision for doubtful accounts	34	842
Non-cash compensation	1,938	6,112
Deferred income tax benefit	—	(8,066)
Other (income) expense	16	(17)
Changes in operating assets and liabilities	(27,402)	(6,174)
Net cash (used in) provided by operating activities	(15,782)	3,875
Cash flows from investing activities:
Purchases of property and equipment	(12,139)	(54,207)
Proceeds from disposal of assets	1,352	2,158
Purchase of short-term investments	—	(6,242)
Other	21	21
Net cash used in investing activities	(10,766)	(58,270)
Cash flows from financing activities:
Proceeds from warrants exercised	18,111	—
Repayment of long-term debt	(1,250)	(1,250)
Other	(1,887)	(332)
Net cash provided by (used in) financing activities	14,974	(1,582)
Net decrease in cash and cash equivalents	(11,574)	(55,977)
Cash and cash equivalents at beginning of period	48,654	130,648
Cash and cash equivalents at end of period	$37,080	$74,671
Supplemental disclosure of cash flow information:
Net cash paid during the period for:
Interest, net of amount capitalized	$9,296	$20,816
Non-cash investing and financing activities:
Net increase (decrease) in payables for purchases of property and equipment	$373	$(2,458)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Risks and Uncertainties

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and related notes include the accounts of Seventy Seven Energy Inc. (“SSE” or “Company”) and its subsidiaries, all of which are 100% owned. SSE’s accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions within SSE have been eliminated.

On June 7, 2016 (the “Petition Date”), SSE and its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Code (“Chapter 11” or the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”), case number 16-11409. The Debtors continued to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The subsidiary Debtors in these Chapter 11 cases were Seventy Seven Operating LLC (“SSO”), Seventy Seven Land Company LLC, Seventy Seven Finance Inc. (“SSF”), Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., Western Wisconsin Sand Company, LLC, Nomac Drilling, L.L.C., SSE Leasing LLC, Keystone Rock & Excavation, L.L.C. and Great Plains Oilfield Rental, L.L.C., which represented all subsidiaries of SSE. On July 14, 2016, the Bankruptcy Court issued an order (the “Confirmation Order”) confirming the Joint Pre-packaged Plan of Reorganization of the Debtors (the “Plan”). On August 1, 2016 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 cases.

Upon emergence from bankruptcy, the Company adopted fresh-start accounting and became a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, the Company’s unaudited condensed consolidated financial statements on or after August 1, 2016 are not comparable with the financial statements prior to the Effective Date. See Note 4 for additional discussion.

Subsequent to the Petition Date, all expenses, gains and losses directly associated with the reorganization are reported within “Reorganization items, net” in the accompanying unaudited condensed consolidated statements of operations.

References to “Successor” or “Successor Company” relate to SSE on and subsequent to August 1, 2016. References to “Predecessor” or “Predecessor Company” relate to SSE prior to August 1, 2016. References to “2017 Successor Period” and “2016 Predecessor Period” relate to the three months ended March 31, 2017 and the three months ended March 31, 2016, respectively. References to the “2016 Successor Period” relate to the five months ended December 31, 2016.

The accompanying unaudited condensed consolidated financial statements were prepared using GAAP for interim financial information. All material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results for the interim periods have been reflected. Certain footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been appropriately condensed or omitted. Therefore, these interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2016 contained in the Company’s Annual Report on Form 10-K (Commission File No. 000-55669) filed with the U.S. Securities and Exchange Commission on February 13, 2017.

Risks and Uncertainties

The Company operates in a highly cyclical industry. The main factor influencing demand for oilfield services is the level of drilling and completions activity by exploration and production companies, which in turn depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. Demand for oil and natural gas is cyclical and is subject to large and rapid fluctuations. When oil and natural gas price increases occur, producers increase their capital expenditures, which generally results in greater revenues and profits for oilfield service companies. The increased capital expenditures also ultimately result in greater production, which historically has resulted in increased supplies and reduced prices that, in turn, tend to reduce demand for oilfield services. For these reasons, the Company’s results of operations may fluctuate from quarter-to-quarter and from year-to-year.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Historically, the Company has provided a significant percentage of its oilfield services to Chesapeake Energy Corporation (“CHK”). For the 2017 Successor Period and the 2016 Predecessor Period, CHK accounted for approximately 53% and 64%, respectively, of the Company’s revenues. As of March 31, 2017 and December 31, 2016, CHK accounted for approximately 58% and 49%, respectively, of the Company’s accounts receivable. If CHK ceases to engage the Company on terms that are attractive to the Company during any future period, the Company’s business, financial condition, cash flows and results of operations would be materially adversely affected during such period.

2. Patterson-UTI Merger Agreement

On April 20, 2017, SSE became a wholly-owned subsidiary of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), as a result of the merger of Pyramid Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Patterson-UTI (“Merger Sub”), with and into SSE (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of December 12, 2016, by and among Patterson-UTI, SSE, and Merger Sub (the “Merger Agreement”).

At the effective time of the Merger (the “Effective Time”) each issued and outstanding share of SSE common stock, par value $0.01 per share, other than shares owned by SSE and its wholly owned subsidiaries, shares owned by Patterson-UTI or Merger Sub and shares for which appraisal rights held by SSE stockholders had been perfected in compliance with Section 262 of the General Corporation Law of the State of Delaware, was converted into the right to receive 1.7851 shares (the “Exchange Ratio”) of newly issued Patterson-UTI common stock, par value $0.01 per share, rounded down to the nearest whole share. Instead of issuing fractional shares, each SSE stockholder who otherwise would have been entitled to receive a fraction of a share of Patterson-UTI common stock received cash (without interest) in lieu thereof, upon surrender of his, her or its shares of SSE common stock.

Immediately prior to the Effective Time, each SSE restricted stock unit award granted prior to December 12, 2016 that was outstanding as of immediately prior to the Effective Time (the “Incentive Awards”) immediately vested, any forfeiture restrictions applicable to such Incentive Awards immediately lapsed, the Incentive Awards were deemed settled, and each share of SSE common stock subject to such Incentive Awards was treated as a share of SSE common stock. At the Effective Time, each such share of SSE common stock that was distributed in settlement of the Incentive Awards entitled the holder thereof to receive the merger consideration. In addition, at the Effective Time, each SSE restricted stock unit award granted on or following December 12, 2016 was assumed by Patterson-UTI and converted into a restricted stock unit award, with the same terms and conditions as in effect immediately prior to the Effective Time, covering a number of shares of Patterson-UTI common stock equal to (i) the number of shares of SSE common stock subject to the award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded to the nearest whole share.

A total of 46,298,273 shares of Patterson-UTI common stock were issued to the former holders of SSE common stock pursuant to the Merger Agreement.

3. Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Related Events

On May 12, 2016, the Company and all of its wholly owned subsidiaries entered into a Second Amended and Restated Restructuring Support Agreement (the “Restructuring Support Agreement”) with (i) certain noteholders of the 6.625% senior unsecured notes due 2019 of SSO and SSF (the “2019 Notes”), (ii) certain lenders under the Company’s Incremental Term Supplement (Tranche A) loan (the “Incremental Term Loan”), (iii) certain lenders under the Company’s $400.0 million Term Loan Credit Agreement dated June 25, 2014 (the “Term Loan”), and (iv) certain noteholders of the 6.50% senior unsecured notes due 2022 of the Company (the “2022 Notes”).

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On June 7, 2016, the Debtors filed the Bankruptcy Petitions for reorganization under Chapter 11 in the Bankruptcy Court (the “Bankruptcy Petitions”). The filings of the Bankruptcy Petitions constituted an event of default with respect to the 2019 Notes, the 2022 Notes, the Term Loan (see Note 9) and the Incremental Term Loan (see Note 9) (collectively, the “Outstanding Debt”) and constituted an event of default under the Company’s Pre-Petition Credit Facility. Pursuant to Chapter 11, the filing of the Bankruptcy Petitions automatically stayed most actions against the Debtors, including actions to collect indebtedness incurred prior to the filing of the Bankruptcy Petitions or to exercise control over the Debtor’s property. Accordingly, although the Bankruptcy Petitions triggered defaults under the Outstanding Debt, creditors were generally stayed from taking action as a result of these defaults. These defaults were deemed waived or cured upon the Effective Date of the Plan. The Debtors also filed the Plan and a related solicitation and disclosure statement on June 7, 2016.

On July 14, 2016, the Bankruptcy Court entered the Confirmation Order. The Debtors satisfied the remaining conditions to effectiveness contemplated under the Plan and emerged from Chapter 11 on August 1, 2016.

The Plan contemplated that the Company continue its day-to-day operations substantially as previously conducted and that all of the Company’s commercial and operational contracts remained in effect in accordance with their terms preserving the rights of all parties. The significant elements of the Plan included:

•	payment in full of all trade creditors and other general unsecured creditors in the ordinary course of business;
•	the exchange of the full $650.0 million of the 2019 Notes into 96.75% of new common stock issued in the reorganization (the “New Common Stock”);
•	the exchange of the full $450.0 million of the 2022 Notes for 3.25% of the New Common Stock as well as warrants exercisable for 15% of the New Common Stock at predetermined equity values;
•	the issuance to the Company’s existing common stockholders of two series of warrants exercisable for an aggregate of 20% of the New Common Stock at predetermined equity values;
•

the maintenance of the Company’s $400.0 million existing secured Term Loan while the lenders holding Term Loans (i) received (a) payment of an amount equal to 2% of the Term Loans; and (b) as further security for the Term Loans, second-priority liens and security interests in the collateral securing the Company’s New ABL Credit Facility (as defined herein), which collateral, together with the existing collateral securing the Term Loans and Tranche A Incremental Term Loans, was governed by an inter-creditor agreement among the applicable secured parties; and (ii) continued to hold Term Loans under the Term Loan Credit Agreement, as amended to reflect, among other modifications, the reduction of the maturity date of the Term Loans by one year and an affirmative covenant by the Company to use commercially reasonably efforts to maintain credit ratings for the Term Loans; and

•

the payment of a consent fee equal to 2% of the Incremental Term Loan plus $15.0 million of the outstanding Incremental Term Loan balance, together with the maintenance of the remaining $84.0 million balance of the Incremental Term Loan on identical terms other than the suspension of any prepayment premium for a period of 18 months.

The Plan effectuated, among other things, a substantial reduction in the Company’s debt, including $1.1 billion in the aggregate of the face amount of the 2019 Notes and 2022 Notes.

In accordance with the Plan, on the Effective Date, the Company issued an aggregate of 22,000,000 shares of New Common Stock to the holders of the 2019 and 2022 Notes.

In accordance with the Plan, on the Effective Date, the Company entered into a warrant agreement with Computershare Inc. and Computershare Trust Company, N.A., as the warrant agent, (the “Warrant Agreement”) and issued three series of warrants to holders of 2022 Notes and to the Company’s existing common stockholders as follows:

•

The Company issued Series A Warrants (“Series A Warrants”), which, subject to the terms thereof, would have been exercisable until August 1, 2021, to purchase up to an aggregate of 3,882,353 shares of New Common Stock, at an exercise price of $23.82 per share, to holders of the 2022 Notes.

•

The Company issued Series B Warrants (“Series B Warrants”), which, subject to the terms thereof, would have been exercisable until August 1, 2021, to purchase up to an aggregate of 2,875,817 shares of New Common Stock, at an exercise price of $69.08 per share, to the Company’s existing common stockholders.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

•

The Company issued Series C Warrants (“Series C Warrants,” and, together with the Series A Warrants and Series B Warrants, the “Warrants”), which, subject to the terms thereof, would have been exercisable until August 1, 2023, to purchase up to an aggregate of 3,195,352 shares of New Common Stock at an exercise price of $86.93 per share, to the Company’s existing common stockholders.

All unexercised Warrants would expire and the rights of the holders of such warrants (the “Warrant Holders”) to purchase shares of New Common Stock would terminate on the first to occur of (i) the close of business on their respective expiration dates or (ii) the date of completion of (A) any Affiliated Asset Sale (as defined in the Warrant Agreement), or (B) a Change of Control (as defined in the Warrant Agreement). Following the Effective Date, there were 3,882,353 Series A Warrants, 2,875,817 Series B Warrants and 3,195,352 Series C Warrants outstanding.

On April 20, 2017, Patterson-UTI completed the Merger. Because the Merger qualified as a Non-Affiliate Combination (as defined in the Warrant Agreement), a type of Change of Control under the Warrant Agreement that allows for the early expiration of the Warrants, all unexercised Warrants expired when the Merger closed.

In accordance with the Plan, on September 20, 2016, the Company adopted the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan (the “2016 Omnibus Incentive Plan”) (see Note 12).

Successor Issuer

Pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Series B Warrants and Series C Warrants were deemed to be registered under Section 12(b) of the Exchange Act, and the Company was deemed to be the successor registrant to the Company in its state before the Effective Date. Such registration expired on September 6, 2016, and the Company filed a Registration Statement on Form 8-A to effect the registration of the Series B Warrants and Series C Warrants under Section 12(g) of the Exchange Act. As a result, the Company remained subject to the reporting requirements of the Exchange Act following the Effective Date until the completion of the merger with Patterson-UTI.

Trading of New Common Stock

The New Common Stock was not traded on a national securities exchange. Between August 17, 2016 and April 20, 2017, SSE’s common stock traded on the OTC Grey market under the symbol “SVNT.” Shares of SSE common stock ceased to be traded on the OTC Grey market upon the completion of the merger with Patterson-UTI.

Registration Rights Agreement

On the Effective Date, by operation of the Plan, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain funds affiliated with and/or managed by each of Blue Mountain Capital Management, LLC, Axar Capital Management, LLC and Mudrick Capital Management, L.P. (collectively, the “Registration Rights Holders”).

The Registration Rights Agreement provided certain demand registration rights to the Registration Rights Holders at any time following the six-month anniversary of the Effective Date. The Company would not have been required to effect more than (i) four demand registrations delivered by each Registration Rights Holder, or (ii) one demand registration delivered by any holder in any 180-day period.

If, following the six-month anniversary of the Effective date, the Company qualified for the use of Form S-3, the Registration Rights Holders could require the Company, subject to restrictions set forth in the Registration Rights Agreement, to file a shelf registration statement on Form S-3 covering the resale of such holder’s registrable securities.

In addition, if the Company proposed to register shares of its New Common Stock in certain circumstances, the Registration Rights Holders would have certain “piggyback” registration rights, subject to restrictions set forth in the Registration Rights Agreement, to include their shares of New Common Stock in the registration statement. The registrable securities covered by the Registration Rights Agreement were all exchanged in connection with the merger with Patterson-UTI and accordingly the Registration Rights Agreement is no longer in effect.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Senior Secured Debtor-In-Possession Credit Agreement; New ABL Credit Facility

On June 8, 2016, in connection with the filings of the Bankruptcy Petitions, the Company, with certain of its subsidiaries as borrowers, entered into a senior secured debtor-in-possession credit facility (the “DIP Facility”) with total commitments of $100.0 million.

On the Effective Date, by operation of the Plan, the DIP Facility was amended and restated, and the outstanding obligations pursuant thereto were converted to obligations under a senior secured revolving credit facility in an aggregate principal amount of up to $100.0 million (the “New ABL Credit Facility”). Concurrent with the merger with Patterson-UTI described in Note 2, the New ABL Credit Facility was terminated.

New Directors

On the Effective Date, in accordance with the Plan and pursuant to the Stockholders Agreement that the Company entered into with certain stockholders on the Effective Date, Jerry Winchester and Edward J. DiPaolo, who were existing directors of the Company, and Andrew Axelrod, Victor Danh, Steven Hinchman, David King and Doug Wall became members of the Board until the first annual meeting of the Company’s stockholders to be held in 2017, and the election of their respective successors or until their earlier death, resignation or removal.

Conversion to Delaware Corporation

Effective July 22, 2016, in accordance with the Plan and with the laws of the State of Delaware and the State of Oklahoma, the Company converted its form of organization from an Oklahoma corporation (the “Oklahoma Predecessor Corporation”) to a Delaware limited liability company and, immediately thereafter, to a Delaware corporation (the “Delaware Successor Corporation”). As a result of the conversions, the equity holders of the Oklahoma Predecessor Corporation became the equity holders of the Delaware Successor Corporation. The name of the Company remained “Seventy Seven Energy Inc.”

For purposes of Delaware law, the Delaware Successor Corporation was deemed to be the same entity as the Company before the conversions, and its existence was deemed to have commenced on the date of original incorporation of the Company. Furthermore, under Delaware law, the rights, assets, operations, liabilities and obligations that comprised the going business of the Company before the conversions remained the rights, assets, operations, liabilities and obligations of the Company after the conversions.

4. Fresh-Start Accounting

In connection with the Company’s emergence from Chapter 11, the Company applied the provisions of fresh-start accounting, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations, (“ASC 852”), to its consolidated financial statements. The Company qualified for fresh-start accounting because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company, and (ii) the reorganization value of the Company’s assets immediately prior to confirmation was less than the post-petition liabilities and allowed claims. The Company applied fresh-start accounting as of August 1, 2016, which was the date of emergence from Chapter 11. Adopting fresh-start reporting resulted in a new reporting entity with no beginning retained earnings or accumulated deficit. The cancellation of all existing common shares outstanding on the Effective Date and the issuance of the new shares of the reorganized entity caused a related change of control of the Company under ASC 852, as the holders of existing voting shares immediately before confirmation received less than 50% of the voting shares of the Successor Company.

Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. Upon the application of fresh-start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values.

Reorganization Value

In support of the Plan, the enterprise value of the Successor Company was estimated and approved by the Bankruptcy Court to be in the range of $700 million to $900 million. The Company used the high end of the Bankruptcy Court approved enterprise value of the Successor Company of $900 million as its estimated enterprise value.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the enterprise value to the estimated fair value of Successor common stock as of the Effective Date (in thousands, except per share value):

Enterprise value	$900,000
Plus: Cash and cash equivalents	37,750
Less: Fair value of debt	(427,520)
Less: Fair value of warrants	(24,733)
Fair value of Successor common stock	$485,497
Shares outstanding at August 1, 2016	22,000
Per share value	$22.07

In connection with fresh-start accounting, the Company’s debt was recorded at fair value of $427.5 million as determined using a market approach. The difference between the $475.8 million face amount and the fair value recorded in fresh-start accounting is amortized over the life of the debt. The fair value of the Company’s debt was estimated using Level 2 inputs.

The fair values of the Series A, Series B and Series C Warrants were estimated to be $4.62, $1.03 and $1.20, respectively. The fair values of the Warrants were estimated using a Black-Scholes pricing model with the following assumptions:

	Series A	Series B	Series C
Stock price	$16.27	$13.83	$12.45
Strike price	$23.82	$69.08	$86.93
Expected volatility	50%	50%	50%
Expected dividend rate	0%	0%	0%
Risk free interest rate	1.26%	1.26%	1.57%
Expiration date	5 years	5 years	7 years

The fair value of these warrants were estimated using Level 2 inputs.

The following table reconciles the enterprise value to the estimated reorganization value as of the Effective Date (in thousands):

Enterprise value	$900,000
Plus: Cash and cash equivalents	37,750
Plus: Fair value of non-debt working capital liabilities	63,365
Plus: Fair value of non-debt long-term liabilities	1,933
Reorganization value of Successor assets	$1,003,048

In determining reorganization value, the Company estimated fair value for property and equipment using significant unobservable inputs (Level 3) based on market and income approaches. SSE commissioned third-party appraisal services to estimate the fair value of its revenue-generating fixed assets and considered current market conditions and management’s judgment to estimate the fair value of non-revenue-generating assets. Additionally, the Company utilized a discounted cash flow method to fair value certain assets. SSE estimated future cash flows for the period from August 1, 2016 to July 31, 2026 and discounted such estimated future cash flows to present value using its weighted average cost of capital.

Reorganization value and enterprise value were estimated using various projections and assumptions that are inherently subject to significant uncertainties beyond the Company’s control. Accordingly, the estimates set forth herein are not necessarily indicative of actual outcomes, and there can be no assurance that the estimates, projections or assumptions will be realized.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet

The adjustments set forth in the following consolidated balance sheet reflect the effects of (i) the consummation of the transactions contemplated by the Plan (reflected in the column “Reorganization Adjustments”), and (ii) estimated fair value adjustments resulting from the adoption of fresh-start accounting (reflected in the column “Fresh-Start Adjustments”). The explanatory notes highlight methods used to determine estimated fair values or other amounts of assets and liabilities, as well as significant assumptions.

	July 31, 2016 Predecessor Company	Reorganization Adjustments		Fresh-Start Adjustments		August 1, 2016 Successor Company
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$71,376	$(33,626)	(1)	$—		$37,750
Accounts receivable, net	94,024	—		—		94,024
Inventory	13,422	—		—		13,422
Deferred income tax asset	20,773	(20,773)	(2)	—		—
Prepaid expenses and other	15,309	—		—		15,309
Total current assets	214,904	(54,399)		—		160,505
Property and equipment, net	1,437,360	—		(617,969)	(10)	819,391
Deferred financing costs	—	1,235	(3)	-		1,235
Other long-term assets	39,098	—		(17,181)	(11)	21,917
Total assets	$1,691,362	$(53,164)		$(635,150)		$1,003,048
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,418	$—		$—		$21,418
Current portion of long-term debt	5,000	—		—		5,000
Other current liabilities	59,338	(17,391)	(4)	—		41,947
Total current liabilities	85,756	(17,391)		—		68,365
Deferred income tax liabilities	47,868	(46,638)	(2)	(1,230)	(12)	—
Long-term debt, less current maturities	475,852	(14,226)	(5)	(39,106)	(13)	422,520
Other long-term liabilities	1,933	—		—		1,933
Liabilities subject to compromise	1,135,493	(1,135,493)	(6)	—		—
Total liabilities	1,746,902	(1,213,748)		(40,336)		492,818
Commitments and contingencies
Stockholders' equity:
Predecessor common stock, par value $.01; authorized 250,000,000 shares with 57,467,915 shares issued and outstanding	575	(575)	(7)	—		—
Predecessor paid-in capital	387,659	(387,659)	(7)	—		—
Successor common stock, par value $.01; authorized 90,000,000 shares with 22,000,000 shares issued and outstanding	—	220	(8)	—		220
Successor paid-in capital	—	510,010	(8)	—		510,010
Accumulated deficit	(443,774)	1,038,588	(9)	(594,814)	(14)	—
Total stockholders' equity	(55,540)	1,160,584		(594,814)		510,230
Total liabilities and stockholders' equity	$1,691,362	$(53,164)		$(635,150)		$1,003,048

Reorganization Adjustments

1.	Reflects the following cash payments recorded as of the Effective Date from implementation of the Plan (in thousands):

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Predecessor liabilities paid upon emergence	$17,391
Partial repayment of Incremental Term Loan	15,000
Debt issuance costs	1,235
Total	$33,626
2.	Reflects the tax adjustments and corresponding change in valuation allowance as a result of the Company’s emergence from Chapter 11 bankruptcy.
3.	Reflects the $1.2 million of debt issuance costs incurred on the New ABL Credit Facility.
4.	Reflects the payment of $17.4 million in professional fees associated with the implementation of the Plan that were previously accrued in other current liabilities.
5.	Reflects the payment of $15.0 million principal on the Incremental Term Loan and the write-off of related deferred issuance costs of $0.8 million.
6.	Liabilities subject to compromise were settled as follows in accordance with the Plan (in thousands):
6.625% Senior Notes due 2019	$650,000
6.50% Senior Notes due 2022	450,000
Accrued interest	35,493
Liabilities subject to compromise of the Predecessor Company	1,135,493
Fair value of equity issued to holders of the senior notes of the Predecessor Company	(503,434)
Gain on settlement of liabilities subject to compromise	$632,059

7.Reflects the cancellation of the Predecessor Company equity to retained earnings.

8.

Reflects the issuance of 22.0 million shares of common stock at a per share price of $22.07 to the holders of the Predecessor Company’s 2019 and 2022 Notes and the issuance of 9.954 million warrants to purchase up to 35% of the Successor Company’s equity valued at $24.7 million with a weighted average per unit value of $2.48.

9.Reflects the cumulative impact of the reorganization adjustments discussed above (in thousands):

Gain on settlement of liabilities subject to compromise	$632,059
Fair value of warrants issued to Predecessor stockholders	(6,797)
Cancellation of Predecessor Company equity	388,234
Tax impact of reorganization adjustments	25,865
Other reorganization adjustments	(773)
Net impact to retained earnings (accumulated deficit)	$1,038,588

The net gain on reorganization adjustments totaled $624.5 million and was included in reorganization items, net in the Predecessor Company's statement of operations. The cancellation of Predecessor Company equity was recorded as a direct reduction to retained earnings and had no impact to the Predecessor Company's statement of operations.

Fresh-Start Adjustments

10.	Reflects a $618.0 million reduction in the net book value of property and equipment to estimated fair value.
•

To estimate the fair value of drilling rigs and related equipment, hydraulic fracturing equipment and oilfield rental equipment, the Company commissioned a third-party appraisal service to value such assets using a market approach. This approach relies upon recent sales and offerings of similar assets.

•	To estimate the fair value of land and buildings and other property and equipment, the Company considered recent comparable sales as well as current market conditions and demand.
•	The fair value of these assets was estimated using significant unobservable inputs (Level 3) based on market and income approaches.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the components of property and equipment, net of the Successor Company and the Predecessor Company (in thousands):

	Successor	Predecessor
Drilling rigs and related equipment	$510,902	$1,019,792
Hydraulic fracturing equipment	127,438	157,236
Oilfield rental equipment	34,313	52,397
Land and buildings	118,759	170,110
Other	27,979	37,825
Total	$819,391	$1,437,360

For property and equipment owned at August 1, 2016, the depreciable lives were revised to reflect remaining estimated useful lives.

11. An adjustment of $17.2 million was recorded to decrease other long-term assets to estimated fair value based on the following:

•

The Company recorded a $6.5 million adjustment to decrease the book value of a $27.0 million secured promissory note due June 15, 2020 (the “Note Receivable”) to fair value. Fair value of the Note Receivable was estimated using Level 2 inputs based on a market approach.

•	Based on management’s judgment and the current economics of the industry, the Company recorded additional adjustments totaling $10.7 million to decrease other long-term assets to fair value.

12. Reflects the tax adjustments and corresponding change in valuation allowance as a result of the Company’s emergence from Chapter 11 bankruptcy proceedings.

13. Represents a $39.1 million adjustment to record the Term Loan and Incremental Term Loan at fair value using Level 2 inputs, including the write-off of the remaining balance of deferred issuance costs totaling $9.1 million.

14. Reflects the cumulative impact of fresh-start adjustments as discussed above (in thousands):

Property and equipment fair value adjustment	$(617,969)
Other long-term assets fair value adjustments	(17,181)
Long-term debt fair value adjustments	39,106
Net loss on fresh-start adjustments	(596,044)
Tax impact on fresh-start adjustments	1,230
Net impact to accumulated deficit	$(594,814)

The $596.0 million net loss on fresh-start adjustments was included in reorganization items, net in the Predecessor Company's statement of operations.

5. Reorganization Items, Net

Reorganization items represent liabilities settled, net of amounts incurred subsequent to the Chapter 11 filing as a direct result of the Plan, and such items are classified as Reorganization items, net in the Company’s unaudited condensed consolidated statement of operations. For the 2017 Successor Period, cash payments for professional fees related to the reorganization totaled $0.2 million.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Earnings Per Share and Warrants

Upon emergence from bankruptcy on August 1, 2016, the Company’s then outstanding common stock was cancelled and the New Common Stock and Warrants were issued.

Basic earnings per share was computed using the weighted average number of shares of common stock outstanding and included the effect of any participating securities as appropriate. Participating securities consisted of unvested restricted stock issued to the Company’s employees and non-employee directors that provided nonforfeitable dividend rights and were required to be included in the computation of the Company’s basic earnings per share using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities according to dividends declared and participation rights in undistributed earnings. Diluted earnings per share was computed using the weighted average shares outstanding for basic earnings per share, plus the dilutive effect of stock options for the Predecessor periods and warrants for the Successor Period. For the Predecessor periods, the dilutive effect of unvested restricted stock and stock options was determined using the treasury stock method, which assumed the amount of unrecognized compensation expense related to unvested share-based compensation awards was used to repurchase shares at the average market price for the period. For the Successor Period, the dilutive effect of warrants was determined using the treasury stock method, which assumed that any proceeds obtained upon the exercise of the warrants would be used to purchase common stock at the average market price for the period.

	Successor	Predecessor
	Three Months Ended March 31,	Three Months Ended March 31,
	2017	2016
BASIC EPS:
Net loss	$(30,717)	$(59,563)
Weighted average number of common shares outstanding	23,162	54,492
Basic net loss per common share	$(1.33)	$(1.09)
DILUTED EPS:
Loss attributed to other common stockholders	$(30,717)	$(59,563)
Weighted average number of diluted common shares outstanding	23,162	54,492
Diluted net loss per common share	$(1.33)	$(1.09)

No incremental shares of potentially dilutive restricted stock awards or units were included for the 2016 Predecessor Period presented as their effect was antidilutive under the treasury stock method. The exercise price of stock options exceeded the average market price of the Company’s common stock during the 2016 Predecessor Period, and therefore, the stock options were not dilutive. No incremental shares of potentially dilutive Series A Warrants were included for the 2017 Successor Period as their effect was antidilutive under the treasury stock method. The exercise price of the Series B and Series C Warrants exceeded the average market price of the Company’s common stock during the 2017 Successor Period. Therefore, the Series B and Series C Warrants were not dilutive.

Between January 1, 2017 and March 31, 2017, 760,317 Series A Warrants were exercised through cash settlement and 1,431,795 Series A Warrants were exercised through net share settlement. As a result, the Company received cash proceeds of $18.1 million and issued 1,497,218 shares of New Common Stock during the 2017 Successor Period.

Between April 1, 2017 and April 20, 2017, 1,019,354 Series A Warrants were exercised through cash settlement and 657,316 Series A Warrants were exercised through net share settlement. As a result, the Company received cash proceeds of $24.3 million and issued 295,178 shares of New Common Stock subsequent to March 31, 2017.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Inventory

The Company valued inventory at the lower of cost or net realizable value, with cost determined using the average cost method. Average cost was derived from third-party invoices and production cost. Production cost included material, labor and manufacturing overhead.

Inventory consisted of the following at March 31, 2017 and December 31, 2016 (in thousands):

	Successor
	March 31,	December 31,
	2017	2016
Chemicals and proppants	$7,858	$4,912
Major components - fracturing equipment	8,022	5,327
Parts	1,909	2,696
Total	$17,789	$12,935

8. Property and Equipment Held for Sale

During the 2016 Successor Period, the Company identified certain drilling rigs to sell. Property and equipment held for sale are required to be presented at the lower of carrying amount or fair value less the anticipated costs to sell at the time they meet the criteria for held-for-sale accounting. Estimated fair value was based on the expected sales price, less costs to sell. These assets were included in the Company’s drilling segment.

9. Debt

As of March 31, 2017 and December 31, 2016, the Company’s long-term debt consisted of the following:

	Successor
	March 31,	December 31,
	2017	2016
	(in thousands)
Term Loans	$472,000	$473,250
Total principal amount of debt	472,000	473,250
Less:
Discount on Term Loans	39,923	43,038
Current portion of long-term debt	5,000	5,000
Total long-term debt	$427,077	$425,212

Term Loans

In June 2014, the Company entered into a $400.0 million seven-year term loan credit agreement. Borrowings under the Term Loan bore interest at the Company’s option at either (i) the Base Rate, calculated as the greatest of (1) the Bank of America, N.A. prime rate, (2) the federal funds rate plus 0.50% and (3) a one-month London Interbank Offered Rate (“LIBOR”) rate adjusted daily plus 1.00% or (ii) LIBOR, with a floor of 0.75%, plus, in each case, an applicable margin. The applicable margin for borrowings was 2.00% for Base Rate loans and 3.00% for LIBOR loans, depending on whether the Base Rate or LIBOR was used, provided that if and for so long as the leverage ratio was less than a certain level and the term loans had certain ratings from each of S&P and Moody’s, such margins would be reduced by 0.25%. As of March 31, 2017, the applicable rate for borrowings under the Term Loan was 3.78056%. The Term Loan was repayable in equal consecutive quarterly installments equal to 0.25% (1.00% per annum) of the original principal amount of the Term Loan and would have matured in full on June 25, 2020.

Obligations under the Term Loan were guaranteed jointly and severally by all of the Company’s present and future direct and indirect wholly-owned material domestic subsidiaries, other than certain excluded subsidiaries. Amounts borrowed under the Term Loan were secured by liens on all of the Company’s equity interests in its current and future subsidiaries, and all of its subsidiaries’ present and future real property, equipment (including drilling rigs and frac spread equipment), fixtures and other fixed assets.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company could have prepaid all or a portion of the Company’s Term Loan at any time. Borrowings under the Company’s Term Loan were subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain condemnation events, and with excess cash flow in any calendar year in which the Company’s leverage ratio exceeded 3.25 to 1.00. The Term Loan contained various covenants and restrictive provisions which limited the Company’s ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. The Company was in compliance with the related covenants as of March 31, 2017.

In May 2015, the Company entered into an incremental term supplement to the Term Loan and borrowed an additional $100.0 million in aggregate principal amount (the “Incremental Term Loan”), receiving net proceeds of $94.5 million. Borrowings under the Incremental Term Loan bore interest at the Company’s option at either (i) LIBOR, with a floor of 1.00% or (ii) the Base Rate, calculated as the greatest of (1) the Bank of America, N.A. prime rate, (2) the federal funds rate plus 0.50% and (3) a one-month LIBOR rate adjusted daily plus 1.00%, plus, in each case, an applicable margin. The applicable margin for borrowings was 9.00% for LIBOR loans and 8.00% for Base Rate loans, depending on whether the Base Rate or LIBOR was used. As of March 31, 2017, the applicable rate for borrowings under the Incremental Term Loan was 10.00%. The Incremental Term Loan was payable in equal consecutive quarterly installments equal to 0.25% (1.00% per annum) of the original principal amount of the Incremental Term Loan and would have matured in full on June 25, 2021.

Obligations under the Incremental Term Loan were guaranteed jointly and severally by all of the Company’s present and future direct and indirect wholly-owned material domestic subsidiaries, other than certain excluded subsidiaries. Amounts borrowed under the Incremental Term Loan were secured by liens on all of the Company’s equity interests in its current and future subsidiaries, and all of the Company’s subsidiaries’ present and future real property, equipment (including drilling rigs and frac spread equipment), fixtures and other fixed assets.

The Company could have prepaid all or a portion of its Incremental Term Loan at any time. Borrowings under the Company’s Incremental Term Loan could have been subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain condemnation events, and with excess cash flow in any calendar year in which the Company’s leverage ratio exceeded 3.25 to 1.00. The Incremental Term Loan contained various covenants and restrictive provisions which limited the Company’s ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. All prepayments of the Incremental Term Loan, except for mandatory prepayments described above, if made on or prior to the 42-month anniversary of the Incremental Term Loan, were subject to a prepayment premium equal to (i) a make-whole premium determined pursuant to a formula set forth in the Incremental Term Loan if made on or prior to the 18-month anniversary of the Incremental Term Loan, (ii) 5.00% of such principal amount if made after the 18-month anniversary and on or prior to the 30-month anniversary of the Incremental Term Loan, or (iii) 3.00% of such principal amount if made after the 30-month anniversary and on or prior to the 42-month anniversary of the Incremental Term Loan. The Company was in compliance with the related covenants as of March 31, 2017.

The filings of the Bankruptcy Petitions described in Note 3 constituted an event of default with respect to the Term Loan and the Incremental Term Loan. Upon the Effective Date of the Plan, such defaults were deemed cured or waived. As outlined in the Plan, the Company paid a consent fee equal to 2% of the Term Loan and Incremental Term Loan, paid $15.0 million of the Incremental Term Loan balance and the Incremental Term Loan prepayment premium was suspended for an 18-month period beginning on the Effective Date of the Plan.

On the Effective Date, by operation of the Plan, the Company entered into an amendment to the Term Loan and related guaranty agreement that, among other things, required it to use commercially reasonable efforts to maintain credit ratings with Moody’s Investor Service, Inc. and Standard & Poor’s Rating Services, restricted its ability to create foreign subsidiaries, and revised certain provisions to address the granting of new liens on its assets.

In addition, on the Effective Date, by operation of the Plan, the Company entered into a waiver in respect of the Incremental Term Loan whereby the incremental term lenders agreed to waive their right to any prepayment premium that may have been payable in respect of the Incremental Term Loan (other than in connection with a pre-maturity acceleration of the Incremental Term Loan) for a period of eighteen months following the Effective Date. The Company also entered into an amendment to the Incremental Term Loan and the related guaranty agreement to revise certain provisions to address the granting of new liens on its assets.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On the Effective Date, by operation of the Plan, the Company entered into new amended and restated security documentation in connection with the Term Loan and Incremental Term Loan that granted liens on and security interests in substantially all of the Company’s assets (subject to certain exclusions). The Company also entered into an inter-creditor agreement with the agents for the New ABL Credit Facility, the Term Loan and the Incremental Term Loan that would govern the rights of its lenders with respect to the distribution of proceeds from the Company’s assets securing its obligations under the New ABL Credit Facility, the Term Loan and the Incremental Term Loan.

Concurrent with the merger with Patterson-UTI described in Note 2, the balances of the Term Loan and Incremental Term Loan were paid in full.

New ABL Credit Facility

On the Effective Date, by operation of the Plan, certain of the Company’s domestic subsidiaries as borrowers entered into a five-year senior secured revolving credit facility with total commitments of $100 million. The maximum amount that the Company could have borrowed under the New ABL Credit Facility was subject to the borrowing base, which was based on a percentage of eligible accounts receivable, subject to reserves and other adjustments.

All obligations under the New ABL Credit Facility were fully and unconditionally guaranteed jointly and severally by the Company and all of its other present and future direct and indirect material domestic subsidiaries. Borrowings under the New ABL Credit Facility were secured by liens on substantially all of the Company’s personal property, and bore interest at the Company’s option at either (i) the Base Rate, calculated as the greatest of (1) the rate of interest publicly announced by Wells Fargo Bank, National Association, as its “prime rate,” subject to each increase or decrease in such prime rate effective as of the date such change occurs, (2) the federal funds effective rate plus 0.50% and (3) the one-month LIBOR Rate plus 1.00%, each of which was subject to an applicable margin, or (ii) LIBOR, plus, in each case, an applicable margin. The applicable margin ranged from 1.00% to 1.50% per annum for Base Rate loans and 2.00% to 2.50% per annum for LIBOR loans. The unused portion of the New ABL Credit Facility was subject to a commitment fee that varied from 0.375% to 0.50% per annum, according to average unused amounts. Interest on LIBOR loans was payable at the end of the selected interest period, but no less frequently than quarterly. Interest on Base Rate loans was payable monthly in arrears.

The New ABL Credit Facility contained various covenants and restrictive provisions which limited the Company’s ability to (1) enter into asset sales; (2) incur additional indebtedness; (3) make investments or loans and create liens; (4) pay certain dividends or make other distributions and (5) engage in transactions with affiliates. The New ABL Credit Facility also required maintenance of a fixed charge coverage ratio based on the ratio of consolidated EBITDA to fixed charges, in each case as defined in the New ABL Credit Facility. If the Company failed to perform its obligations under the agreement that resulted in an event of default, the commitments under the New ABL Credit Facility could be terminated and any outstanding borrowings under the New ABL Credit Facility could have been declared immediately due and payable. The New ABL Credit Facility also contained cross default provisions that apply to the Company’s other indebtedness. The Company was in compliance with the related covenants as of March 31, 2017.

As of March 31, 2017, the Company had no borrowings outstanding under the New ABL Credit Facility, letters of credit of $16 million and availability of $52 million.

Concurrent with the merger with Patterson-UTI described in Note 2, the New ABL Credit Facility was terminated.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Other Current Liabilities

Other current liabilities as of March 31, 2017 and December 31, 2016 are detailed below (in thousands):

	Successor
	March 31,	December 31,
	2017	2016
Payroll-related accruals	$19,441	$15,964
Accrued operating expenses	20,549	15,499
Self-insurance reserves	7,013	7,638
Property, sales, use and other taxes	4,796	4,899
Interest	2,935	3,661
Other	612	2,115
Total	$55,346	$49,776

11. Commitments and Contingencies

Operating Leases

As of March 31, 2017, the Company was party to four lease agreements with various third parties to utilize 696 lease rail cars for initial terms of five to seven years. Additional rental payments are required for the use of rail cars in excess of the allowable mileage stated in the respective agreement.

As of March 31, 2017, the Company was also party to various lease agreements for other property and equipment with varying terms.

Aggregate undiscounted minimum future lease payments under the Company’s operating leases at March 31, 2017 are presented below (in thousands):

	Rail Cars	Other	Total
2017	$3,016	$357	$3,373
2018	4,021	463	4,484
2019	3,178	87	3,265
2020	459	—	459
Total	$10,674	$907	$11,581

Rent expense for drilling rigs, real property, rail cars and other property and equipment for the 2017 Successor Period and the 2016 Predecessor Period was $2.7 million and $1.8 million, respectively, and was included in operating costs in the Company’s unaudited condensed consolidated statements of operations.

Litigation

While the filing of the Bankruptcy Petitions automatically stayed certain actions against the Company, including actions to collect pre-petition indebtedness or to exercise control over the property of its bankruptcy estates, the Company received an order from the Bankruptcy Court allowing it to pay all general claims, including claims of litigation counterparties, in the ordinary course of business in accordance with applicable non-bankruptcy laws notwithstanding the commencement of the Chapter 11 cases. The Plan confirmed in the Chapter 11 cases provided for the treatment of claims against the Company’s bankruptcy estates, including pre-petition liabilities that had not otherwise been satisfied or addressed during the Chapter 11 cases.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On the Effective Date, by operation of the Plan, the Company, on its behalf and on behalf of its subsidiaries, entered into a Litigation Trust Agreement (the “Litigation Trust Agreement”) with Alan Carr (the “Trustee”), pursuant to which the Litigation Trust (the “Trust”) was established for the benefit of specified holders of allowed claims. Pursuant to the Plan and the Confirmation Order, the Company transferred specified claims and causes of action to the Trust with title to such claims and causes of action being free and clear of all liens, claims, encumbrances, and interests. In addition, pursuant to the Plan and Confirmation Order, the Company transferred $50,000 in cash to the Trust to pay the reasonable costs and expenses associated with the administration of the Trust. The Trustee may prosecute the transferred claims and causes of action and conduct such other action as described in and authorized by the Plan, make timely and appropriate distributions to the beneficiaries of the Trust, and otherwise carry out the provisions of the Litigation Trust Agreement. The Company is not a beneficiary of the Trust.

The Company is involved in various lawsuits and disputes incidental to its business operations, including commercial disputes, personal injury claims, property damage claims and contract actions. The Company records an associated liability when a loss is probable and the amount can be reasonably estimated. Although the outcome of litigation cannot be predicted with certainty, management is of the opinion that no pending or threatened lawsuit or dispute incidental to its business operations is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The final resolution of such matters could exceed amounts accrued and actual results could differ materially from management’s estimates.

Self-Insured Reserves

The Company was self-insured up to certain retention limits with respect to workers’ compensation and general liability matters. The Company maintained accruals for self-insurance retentions that it estimated using third-party data and claims history. Included in operating costs is workers’ compensation expense of $52,000 and $1.1 million during the 2017 Successor Period and 2016 Predecessor Period, respectively.

12. Share-Based Compensation

2016 Omnibus Incentive Plan

In accordance with the Plan, on September 20, 2016, the Company adopted the 2016 Omnibus Incentive Plan. As of March 31, 2017, the Company’s stock-based compensation program consisted of restricted stock units available to employees and directors, which are equity-classified awards. The aggregate number of shares of common stock reserved for issuance pursuant to the 2016 Omnibus Incentive Plan was 2,200,000.

The fair value of the restricted stock units was determined based on the estimated fair market value of SSE common shares on the date of grant. This value was amortized over the vesting period. Included in operating costs and general and administrative expenses is stock-based compensation expense of $1.9 million for the 2017 Successor Period related to the 2016 Omnibus Incentive Plan.

A summary of the status of changes of unvested shares of restricted stock units under the 2016 Omnibus Incentive Plan is presented below (awards in thousands):

		Weighted
		Average Grant
		Date Fair Value
	Awards	Per Share
Non-vested restricted stock outstanding at January 1, 2017	1,340	$17.31
Granted	—	$—
Vested	(107)	$17.31
Forfeited	(2)	$17.31
Non-vested restricted stock outstanding at March 31, 2017	1,231	$17.31

As of March 31, 2017, there were $20.4 million of total unrecognized compensation cost related to the unvested restricted stock units. All unvested restricted stock units vested immediately prior to the Effective Time described in Note 2.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2014 Incentive Plan

Upon the Company’s emergence from bankruptcy on August 1, 2016, as discussed in Note 3, the Company’s common stock was canceled and New Common Stock was issued. SSE’s existing stock-based compensation awards under the stock-based compensation program prior to emergence from bankruptcy (the “2014 Incentive Plan”) were also either vested or canceled upon the Company's emergence from bankruptcy. Accelerated vesting and cancellation of these stock-based compensation awards resulted in the recognition of expense, on the date of vesting or cancellation, to record any previously unamortized expense related to the awards.

The 2014 Incentive Plan consisted of restricted stock available to employees and stock options. The restricted stock awards and stock options were equity-classified awards. Included in operating costs and general and administrative expenses for the 2016 Predecessor Period is stock-based compensation expense of $5.7 million related to the 2014 Incentive Plan.

Stock Options

CHK granted stock options to the Company’s chief executive officer under CHK’s Long-Term Incentive Plan for incentive and retention purposes, which were replaced with a substitute option to purchase shares of SSE common stock in connection with the spin-off. The substitute incentive-based stock options vested ratably over a three-year period and the substitute retention-based stock options vested one-third on each of the third, fourth and fifth anniversaries of the grant date of the original CHK award. Outstanding options were scheduled to expire ten years from the date of grant of the original CHK award. The Company has not issued any new stock options, other than the replacement awards, since the spin-off. As of March 31, 2016, there was $0.2 million of total unrecognized compensation cost related to stock options. All stock options awarded under the 2014 Incentive Plan were cancelled upon the Company’s emergence from bankruptcy.

13. Income Taxes

The Company’s effective tax rate was 0% and 12% for the 2017 Successor Period and 2016 Predecessor Period, respectively. The decrease in the effective income tax rate from 2016 to 2017 was primarily due to the tax benefit at expected rates being offset by a full valuation allowance. The Company’s effective tax rate could fluctuate as a result of state income taxes, permanent differences and changes in pre-tax income.

At December 31, 2016, the Company had net operating losses (“NOL”) carryforwards of approximately $130.6 million. The NOL carryforwards expire from 2034 through 2036. The value of these carryforwards depends on the Company’s ability to generate future taxable income. The Company considered both positive and negative evidence in its determination of the need for valuation allowances for the deferred tax assets associated with its NOLs and other deferred tax assets. As of March 31, 2017 and December 31, 2016, the Company was in a net deferred tax asset position. The Company believed it was more likely than not that these deferred tax assets would not be realized, and accordingly, recorded a full valuation allowance against its net deferred tax assets. In connection with the Company's emergence from Chapter 11 and subsequent application of fresh-start accounting, the Company recorded a full valuation allowance of $219.6 million as of December 31, 2016.

As described in Note 3, elements of the Plan provided that the Company’s 2019 Notes and 2022 Notes were exchanged for New Common Stock. Absent an exception, a debtor recognizes cancellation of indebtedness income (“CODI”) upon discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended (“IRC”), provides that a debtor in a Chapter 11 bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is determined based on the fair market value of the consideration received by the creditors in settlement of outstanding indebtedness. As a result of the market value of the Company’s equity upon emergence from Chapter 11 bankruptcy proceedings, the estimated amount of CODI was approximately $625.3 million, which reduced the value of the Company's net operating losses. The Company recorded the reduction of net operating losses related to CODI in the 2016 Successor Period. The deferred tax impact of this tax attribute reduction was fully offset by a corresponding decrease in valuation allowance in the 2016 Successor Period.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The IRC provides an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future taxable income in the event of a change in ownership. Emergence from Chapter 11 bankruptcy proceedings resulted in a change in ownership for purposes of the IRC. The amount of remaining net operating loss carryforward available after the reduction for CODI will be subject to an annual limitation under IRC Section 382 due to the change in ownership.

14. Fair Value Measurements

The fair value measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Authoritative guidance on fair value measurements and disclosures clarifies that a fair value measurement for a liability should reflect the entity’s non-performance risk. In addition, a fair value hierarchy is established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1- Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2- Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3- Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

Fair Value on Recurring Basis

The carrying values of the Company’s cash, trade receivables and trade payables were considered to be representative of their respective fair values due to the short-term nature of these instruments.

Fair Value on Non-Recurring Basis

Fair value measurements were applied with respect to the Company’s non-financial assets and liabilities measured on a non-recurring basis, which consisted primarily of impairments on long-lived assets based on Level 3 inputs. See Note 7 for additional discussion.

Fair Value of Other Financial Instruments

The fair values of the Company’s note receivable and debt, as shown in the table below, reflect the estimated amounts that a market participant would have to pay to purchase the note receivable or debt at the balance sheet date. At December 31, 2016, this includes any premium or discount attributable to the difference between the stated interest rate and market rate of interest. Fair values at December 31, 2016 are based on quoted market prices, or average valuations of similar debt instruments at the balance sheet date for those debt instruments for which quoted market prices are not available. Estimated fair values are determined using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts. Fair value for the note receivable at March 31, 2017 is based on fair value adjustments made as a result of the merger with Patterson-UTI. In addition, the fair value of the term loans at March 31, 2017 is based on actual payments made on April 20, 2017 by Patterson-UTI to pay off such debt. See Note 2 for additional discussion.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Successor
	March 31, 2017		December 31, 2016
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(in thousands)
Financial assets:
Note receivable	$21,659	$20,250	$21,243	$23,498

Financial liabilities
Term Loans	$432,077	$472,915	$430,212	$469,377
Less: current portion of long-term debt	5,000	—	5,000	—
Total long-term debt	$427,077	$472,915	$425,212	$469,377

15. Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. Accounts receivable from CHK and its affiliates were $82.5 million and $48.6 million as of March 31, 2017 and December 31, 2016, or 58% and 49%, respectively, of the Company’s total accounts receivable.

Revenues from CHK and its affiliates were $101.4 million and $98.7 million for the 2017 Successor Period, the 2016 Predecessor Period, or 53% and 64%, respectively, of the Company’s total revenues. The Company believes that the loss of this customer would have a material adverse effect on its operating results as there can be no assurance that replacement customers would be identified and accessed in a timely fashion.

Included in total revenues are amounts related to idle but contracted (“IBC”) payments of $11.7 million and $36.2 million for the 2017 Successor Period and the 2016 Predecessor Period, respectively. Excluding IBC revenues, non-CHK revenue as a percentage of total revenue was 50% for the 2017 Successor Period, respectively, compared to 43% for the 2016 Predecessor Period. See Note 16 for further discussion of agreements entered into with CHK as part of the spin-off, including a services agreement and rig-specific daywork drilling contracts.

16. Transactions with CHK

Prior to the completion of the Company’s spin-off on June 30, 2014, the Company was a wholly owned subsidiary of CHK, and transactions between the Company and CHK (including its subsidiaries) were considered to be transactions with affiliates. Subsequent to June 30, 2014, CHK and its subsidiaries are not considered affiliates of the Company or any of the Company’s subsidiaries. The Company has disclosed below all agreements entered into between it and CHK prior to the completion of the Company’s spin-off.

On June 25, 2014, the Company entered into a master separation agreement and several other agreements with CHK as part of the spin-off. The master separation agreement entered into between CHK and the Company governs the separation of the Company’s businesses from CHK, the distribution of the Company’s shares to CHK shareholders and other matters related to CHK’s relationship with the Company, including cross-indemnities between the Company and CHK. In general, CHK agreed to indemnify the Company for any liabilities relating to CHK’s business and the Company agreed to indemnify CHK for any liabilities relating to the Company’s business.

On June 25, 2014, the Company entered into a tax sharing agreement with CHK, which governs the respective rights, responsibilities and obligations of CHK and the Company with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and certain other matters regarding taxes.

On June 25, 2014, the Company entered into an employee matters agreement with CHK providing that each company has responsibility for its own employees and compensation plans. The agreement also contains provisions concerning benefit protection for both SSE and CHK employees, treatment of holders of CHK stock options, restricted stock, restricted stock units and performance share units, and cooperation between the Company and CHK in the sharing of employee information and maintenance of confidentiality.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2017, the Company was party to a master services agreement with CHK pursuant to which the Company provided trucking, equipment rental and pressure pumping services to CHK. Drilling services were typically provided pursuant to rig-specific daywork drilling contracts similar to those the Company used for other customers. The specific terms of each request for other services were typically set forth in a field ticket, purchase order or work order. The master services agreement contained general terms and provisions, including minimum insurance coverage amounts that the Company was required to maintain and confidentiality obligations with respect to CHK’s business, and allocated certain operational risks between CHK and the Company through indemnity provisions. The master services agreement remains in effect until the Company or CHK provides 30 days written notice of termination, although such agreement could not be terminated during the term of the services agreement described below.

Prior to the spin-off, the Company was party to a services agreement with CHK under which CHK guaranteed the utilization of a portion of the Company’s drilling rig and hydraulic fracturing fleets during the term of the agreement. In connection with the spin-off, the Company entered into new services agreements with CHK which supplemented the master services agreement. Under the new services agreement, CHK was required to utilize the lesser of (i) seven, five and three of the Company’s hydraulic fracturing crews in years one, two and three of the agreement, respectively, or (ii) 50% of the total number of all hydraulic fracturing crews working for CHK in all its operating regions during the respective year. CHK was required to utilize the Company’s hydraulic fracturing services for a minimum number of stages as set forth in the agreement. CHK was entitled to terminate the agreement in certain situations, including in the event the Company fails to materially comply with the overall quality of service provided by similar service providers. Additionally, CHK’s requirement to utilize the Company’s services could be suspended under certain circumstances, such as if the Company was unable to timely accept and supply services ordered by CHK or as a result of a force majeure event. The agreement was terminated on June 30, 2017.

In connection with the spin-off, the Company entered into rig-specific daywork drilling contracts with CHK for the provision of drilling services. The drilling contracts had a commencement date of July 1, 2014 and terms ranging from three months to three years. CHK has the right to terminate the drilling contracts under certain circumstances.

17. Segment Information

As of March 31, 2017, the Company’s revenues, income (loss) before income taxes and identifiable assets were primarily attributable to three reportable segments. Each of these segments represented a distinct type of business. These segments had separate management teams which reported to the Company’s chief operating decision-maker. The results of operations in these segments were regularly reviewed by the chief operating decision-maker for purposes of determining resource allocation and assessing performance. Management evaluated the performance of the Company’s segments based upon adjusted earnings before interest, taxes and depreciation and amortization.

The following is a description of the Company’s segments and other operations as of March 31, 2017:

Drilling. The Company’s drilling segment provided land-based drilling services. As of March 31, 2017, the Company owned a fleet of 91 land drilling rigs.

Hydraulic Fracturing. The Company’s hydraulic fracturing segment provided land-based hydraulic fracturing and other well stimulation services. As of March 31, 2017, the Company owned 13 hydraulic fracturing fleets with an aggregate of 500,000 horsepower.

Oilfield Rentals. The Company’s oilfield rentals segment provided premium rental tools for land-based drilling, completion and workover activities.

Other Operations. The Company’s other operations consisted primarily of its corporate functions, including its Term Loans and New ABL Credit Facility for the 2017 Successor Period and 2019 Notes, 2022 Notes, Term Loans and pre-petition credit facility for the 2016 Predecessor period.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Drilling	Hydraulic Fracturing	Oilfield Rentals	Other Operations	Consolidated Total
	(in thousands)
Successor
For the Three Months Ended March 31, 2017
Revenues	$84,989	$92,421	$12,833	$648	$190,891
Intersegment revenues	(8)	—	(266)	(648)	(922)
Total revenues	$84,981	$92,421	$12,567	$—	$189,969

Depreciation and amortization	$15,361	$16,801	$4,323	$2,257	$38,742
Gains on sale of property and equipment, net	$15	$34	$1,102	$3	$1,154
Interest expense	$2,500	$—	$—	$9,262	$11,762
Other income	$44	$36	$3	$1,166	$1,249
Reorganization items, net	$33	$32	$13	$133	$211
Income (loss) before income taxes	$18,425	$(16,492)	$(1,172)	$(31,478)	$(30,717)

As of March 31, 2017
Total Assets	$560,088	$160,220	$43,524	$192,556	$956,388

	Drilling	Hydraulic Fracturing	Oilfield Rentals	Other Operations	Consolidated Total
	(in thousands)
Predecessor
For the Three Months Ended March 31, 2016
Revenues	$71,919	$76,308	$7,239	$2,077	$157,543
Intersegment revenues	(11)	—	(94)	(2,077)	(2,182)
Total revenues	$71,908	$76,308	$7,145	$—	$155,361

Depreciation and amortization	$38,304	$19,741	$8,501	$3,099	$69,645
(Losses) gains on sale of property and equipment, net	$(240)	$(45)	$717	$18	$450
Impairments and other	$305	$—	$—	$—	$305
Interest expense	$—	$—	$—	$25,279	$25,279
Other income	$291	$203	$1	$508	$1,003
Income (loss) before income taxes	$5,887	$(13,789)	$(9,793)	$(49,942)	$(67,637)

Successor
As of December 31, 2016
Total Assets	$551,870	$148,524	$40,677	$207,479	$948,550

18. Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which modifies the lease recognition requirements and requires entities to recognize the assets and liabilities arising from leases on the balance sheet. ASU No. 2016-02 is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. The Company did not adopt this pronouncement prior to the merger with Patterson-UTI.  Patterson-UTI is currently evaluating what impact this standard will have on their consolidated financial statements.

SEVENTY SEVEN ENERGY INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recently adopted accounting pronouncements

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which amends eight specific cash flow issues with the objective of reducing diversity in practice. This ASU is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. This update was adopted after the Merger by Patterson-UTI on January 1, 2018 and it did not have a material impact on their consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall,” which requires separate presentation of financial assets and liabilities on the balance sheet and requires evaluation of the need for valuation allowance of deferred tax assets related to available-for-sale securities. ASU No. 2016-01 is effective for annual reporting periods beginning after December 15, 2017 with early adoption not permitted. This update was adopted after the Merger by Patterson-UTI on January 1, 2018 and it did not have a material impact on their consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In August 2015, the FASB deferred the effective date of ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period; the FASB also provided for early adoption for annual reporting periods beginning after December 15, 2016. This update was adopted after the Merger by Patterson-UTI on January 1, 2018 and it did not have a material impact on their consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation,” which modifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU No. 2016-09 is effective for annual reporting periods beginning after December 15, 2016 with early adoption permitted. The Company elected to adopt ASU No. 2016-09 effective December 31, 2016. The adoption of this standard had no impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes,” which simplifies the presentation of deferred income taxes by requiring deferred tax liabilities and assets to be classified as noncurrent in the balance sheet. ASU No. 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. The Company elected to adopt this change in accounting principle prospectively as of the bankruptcy emergence date of August 1, 2016. The adoption of this standard had no impact on the Company’s consolidated financial statements due to the full valuation allowance against its net deferred tax asset as of December 31, 2016.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes inventory measured using any method other than LIFO or the retail inventory method (for example, inventory measured using first-in, first-out (FIFO) or average cost) at the lower of cost and net realizable value. ASU No. 2015-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. Adoption of this standard did not have a material effect on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern,” which requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU No. 2014-15 is effective for fiscal years, and interim periods within those years, ending after December 15, 2016. Adoption of this standard had no impact on the Company’s consolidated financial statements.